Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATIONS OF

SERIES H CONVERTIBLE PREFERRED STOCK OF

Q/C Technologies, Inc.

PURSUANT TO SECTION 242 OF THE

DELAWARE GENERAL CORPORATION LAW

This Certificate of Amendment to the Certificate of Designations of Series H Convertible Preferred Stock (the “Amendment”) is dated as of October 3, 2025.

WHEREAS, the board of directors (the “Board”) of Q/C Technologies, Inc., a Delaware corporation (the “Company”), pursuant to the authority granted to it by the Company’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Section 151(g) of the Delaware General Corporation Law (the “DGCL”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 7,000 authorized shares of preferred stock, classified as Series H Convertible Preferred Stock (the “Preferred Stock”), and the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on September 3, 2025, evidencing such terms;

WHEREAS, pursuant to Section 32(b) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the holders of at least a majority of the outstanding shares of Preferred Stock (the “Required Holders”), voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation;

WHEREAS, the Required Holders pursuant to the Certificate of Designations have consented, in accordance with the DGCL, on September 30, 2025, to this Amendment on the terms set forth herein; and

WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Company and its stockholders.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Company as of the date first set forth above to amend the terms of the Certificate of Designations as follows:

1.	Section 33(z) of the Certificate of Designations is hereby amended and restated to read as follows (emphasis added):

(z) “Excluded Securities” means (i) shares of Common Stock or standard options to purchase Common Stock issued to directors, officers, employees or other service providers of the Company for services rendered to the Company in their capacity as such pursuant to an Approved Stock Plan (as defined above), provided that (A) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such options) after the Subscription Date pursuant to this clause (i) do not, in the aggregate, exceed more than 15.0% of the sum of (1) the shares of Common Stock issued and outstanding immediately prior to the Subscription Date, (2) all shares of Common Stock issuable upon conversion of the Preferred Shares (assuming for purposes hereof that (x) the Preferred Shares are convertible at the Floor Price, and (y) any such conversion shall not take into account any limitations on the conversion of the Preferred Shares as set forth herein) issued and outstanding as of the Closing Date, (3) all shares of Common Stock issuable upon conversion of the Series G Preferred Stock (assuming for purposes hereof that (x) the shares of Series G Preferred Stock are convertible at the Floor Price (as defined in the Series G Certificate of Designations), and (y) any such conversion shall not take into account any limitations on the conversion of the shares of the Series G Preferred Stock set forth in the Series G Certificate of Designations) issued and outstanding as of the Closing Date and (4) all shares of Common Stock issuable upon conversion of the Company’s Series I Convertible Preferred Stock, par value $0.001 per share (the “Series I Preferred Stock”) equal to the Maximum Issuance (as defined in the Certificate of Designations of the Series I Preferred Stock) as of the Closing Date, and (B) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Buyers (as defined in the Securities Purchase Agreement); (ii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Subscription Date, provided that the conversion price of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered (other than in accordance with the terms thereof in effect as of the Subscription Date) from the conversion price in effect as of the Subscription Date (whether pursuant to the terms of such Convertible Securities or otherwise), none of such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; (iii) the shares of Common Stock issuable upon conversion of the Preferred Shares or otherwise pursuant to the terms of this Certificate of Designations; provided, that the terms of this Certificate of Designations are not amended, modified or changed on or after the Subscription Date (other than in accordance with the terms thereof, including antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date), (iv) the shares of Common Stock issuable upon exercise of the Warrants; provided, that the terms of the Warrants are not amended, modified or changed on or after the Subscription Date (other than antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date); (x) securities issued to the Placement Agents in connection with the transactions pursuant to this Agreement and any securities underlying the securities issued to the Placement Agents, if applicable, and (xi) securities issued pursuant to the Palladium Agreement and any securities underlying the securities issued pursuant to the Palladium Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer this 3rd day of October, 2025.

Q/C Technologies, Inc.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Executive Chairman